                                            Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Cancer Genetics, Inc. on Form S-8 (File Nos. 333-191520, 333-191521, 333-196198, 333-205903 and 333-214599) and on Form S-3 (File Nos. 333-252628, 333-239497 and 333-218229) and on Form S-1 (File No. 333-215284) of our report dated March 31, 2021, with respect to our audits of the consolidated financial statements of Cancer Genetics, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report is included in this Annual Report on Form 10-K of Cancer Genetics, Inc. for the year ended December 31, 2020.

/s/ Marcum LLP

Marcum LLP
Houston, Texas
March 31, 2021